UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 6, 2007

THE CHEESECAKE FACTORY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

26901 Malibu Hills Road

Calabasas Hills, California 91301

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(818) 871-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14.d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 6, 2007, The Cheesecake Factory Incorporated (the “Company”) commenced an offer to amend certain options that it previously granted under its 1992 Performance Stock Option Plan (the “1992 Plan”) and its Amended and Restated Year 2000 Omnibus Performance Stock Plan (the “2000 Plan”).  Options are eligible under this offer to amend if they: (i) were granted under either the 1992 Plan or the 2000 Plan; (ii) had an exercise price per share that was, or may have been, less than the fair market value per share of the Company’s common stock on the option’s grant date; (iii) were unvested as of December 31, 2004 (if only a portion of an option was unvested as of that date, then only the unvested portion is eligible); and (iv) are outstanding on the offer expiration date (March 8, 2007).  The Company is making the offer to amend to allow employees to amend their eligible options in order to eliminate adverse tax consequences under Internal Revenue Code Section 409A.  If amended pursuant to this offer, the exercise price of the option will be increased to equal the fair market value of the Company’s common stock on the measurement date for that option determined by the Company for financial reporting purposes.  All other terms and conditions of the option will remain the same and the Company will not pay any cash or other compensation to an employee in connection with the amendment of an eligible option.  Certain of our named executive officers hold options that are eligible to participate in this offer to amend.  The following table sets forth information regarding those named executive officers who are eligible to participate in the offer:

Name	No. of Shares Subject to Eligible Option	Original Exercise Price	Amended Option Price
Max S. Byfuglin	12,500	$16.31	$16.72
Michael J. Dixon	4,500	$16.31	$16.72
Michael J. Dixon	10,000	$11.56	$16.28
Debby R. Zurzolo	13,500	$8.48	$8.79
Debby R. Zurzolo	18,000	$16.31	$16.72

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 6, 2007	THE CHEESECAKE FACTORY INCORPORATED

		By:	/s/ MICHAEL J. DIXON
Michael J. Dixon Senior Vice President and Chief Financial Officer